Exhibit 99.1

United States Lime & Minerals, Inc. — News Release
FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne (972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
SECOND QUARTER 2009 RESULTS
Dallas, Texas, July 24, 2009 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2009 results: Revenues decreased to $29.1 million from $41.2 million in the comparable prior year quarter, a decrease of $12.1 million, or 29.3%. Revenues from the Company’s lime and limestone operations in the second quarter 2009 decreased $8.8 million, or 24.1%, to $27.6 million from $36.4 million in the comparable 2008 quarter, while revenues from its natural gas interests decreased $3.3 million, or 68.6%, to $1.5 million from $4.8 million in the comparable prior year quarter. For the six months ended June 30, 2009, revenues decreased to $57.4 million from $74.4 million in the comparable 2008 period, a decrease of $17.0 million, or 22.8%. Revenues from the Company’s lime and limestone operations in the first six months 2009 decreased $12.8 million, or 19.2%, to $54.2 million from $67.0 million in the comparable 2008 period, while revenues from its natural gas interests decreased $4.1 million, or 55.5%, to $3.3 million from $7.4 million in the comparable prior year period. The decrease in lime and limestone revenues primarily resulted from decreased lime sales volumes partially offset by price increases for the Company’s lime and limestone products, compared to the comparable 2008 periods consistent with the first quarter 2009.
Production volumes from the Company’s natural gas interests for the second quarter 2009 totaled 343 thousand MCF from 30 wells, sold at an average price of $4.73 per MCF, compared to 359 thousand MCF from 25 wells, sold at an average price of $13.27 per MCF, in the comparable 2008 quarter. Production volumes for the first half 2009 from natural gas interests totaled 707 thousand MCF sold at an average price of $5.24 per MCF, compared to the first half 2008 when 620 thousand MCF was produced and sold at an average price of $11.95 per MCF.
The Company reported net income of $3.4 million ($0.53 per share diluted) in the second quarter 2009, compared to net income of $6.1 million ($0.95 per share diluted) in the second quarter 2008, a decrease of $2.7 million, or 43.8%. For the first half 2009, net income decreased by $2.8 million, or 31.0%, to $6.1 million, compared to $8.9 million for the first half 2008.
The Company’s gross profit was $6.8 million for the second quarter 2009, compared to $11.2 million in the comparable 2008 quarter, a decrease of $4.4 million, or 39.0%. Gross profit for the first six months 2009 was $13.0 million, a decrease of $4.9 million, or 27.3%, from $17.9 million in the first six months 2008. Included in gross profit for the second quarter and first half 2009 were $5.9 million and $11.1 million, respectively, from the Company’s lime and limestone operations, compared to $7.1 million and $11.7 million, respectively, in the comparable 2008 periods. The decreases in gross profit from lime and limestone operations were primarily due to decreased revenues, principally due to reduced construction and steel and other industrial demand, partially offset by reduced costs. The price increases for the Company’s lime and limestone products and the reduced costs resulted in improved gross profit margins as a percentage of revenues in the 2009 periods compared to 2008. Gross profit from the Company’s natural gas interests declined to $863 thousand and $1.9 million for the second quarter and first half 2009, respectively, from to $4.0 million and $6.2 million, respectively, in the comparable 2008 periods, primarily due to the decline in natural gas prices.
Interest expense in the second quarter 2009 decreased $180 thousand, or 19.8%, to $731 thousand from $911 thousand in the second quarter 2008. Interest expense in the first six months 2009 decreased to $1.5 million from $1.9 million in the first six months 2008, a decrease of $409 thousand, or 21.6%. The decrease in interest expense in the 2009 periods primarily resulted from decreased average outstanding debt due to the repayment of $10.4 million of debt since June 30, 2008.

“During the second quarter, we continued to see weak demand for our lime and limestone products and, accordingly, have further reduced our costs, including additional employee layoffs, to maintain the gross profit margin for our lime and limestone operations,” said Timothy W. Byrne, President and Chief Executive Officer. “We also continue to see significantly reduced revenue from our natural gas interests, principally due to the drastic decline in natural gas prices,” Mr. Byrne added. “Although we do not expect to see improvements in the near term, we continue to believe that demand for our lime and limestone products used in construction and steel and other industrial production could increase in the future spurred by the effects of the government’s stimulus efforts and, hopefully, improved economic conditions, most of which is not within our control,” Mr. Byrne cautioned. “We are continuing to strive to control our costs, introduce additional efficiencies, pay down our debt and position ourselves for the hoped-for recovery,” Mr. Byrne concluded.
United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, aluminum, paper, glass, roof shingle and agriculture industries. The Company primarily serves markets in the Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. The Company also owns royalty and working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
INCOME STATEMENTS	2009	2008	2009	2008
Revenues
Lime and limestone operations	$27,639	$36,420	$54,152	$67,001
Natural gas interests	1,497	4,763	3,297	7,417

Total	$29,136	$41,183	$57,449	$74,418

Gross profit	$6,812	$11,164	$13,039	$17,929
Operating profit	$4,894	$9,167	$9,199	$14,015
Interest expense	731	911	1,481	1,890
Other (income), net	(106)	(42)	(108)	(83)
Income tax expense	863	2,241	1,684	3,308

Net income	$3,406	$6,057	$6,142	$8,900

Income per share of common stock:
Basic	$0.54	$0.96	$0.97	$1.41
Diluted	$0.53	$0.95	$0.96	$1.40

Weighted average shares outstanding:
Basic	6,342	6,297	6,336	6,296
Diluted	6,393	6,364	6,381	6,357

	June 30,	December 31,
BALANCE SHEETS	2009	2008
Assets:
Current assets	$29,861	$28,961
Property, plant and equipment, net	133,301	136,564
Other assets, net	402	604

Total assets	$163,564	$166,129

Liabilities and Stockholders’ Equity:
Current liabilities	$14,188	$16,223
Debt, excluding current installments	39,167	46,354
Deferred tax liabilities, net	4,909	3,688
Other liabilities	3,164	5,417
Stockholders’ equity	102,136	94,447

Total liabilities and stockholders’ equity	$163,564	$166,129

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